Calculation of Filing Fee Tables
S-8
Hanover Bancorp, Inc. /MD
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.01 par value per share	Other	270,739	$ 23.425	$ 6,342,061.08	0.0001381	$ 875.84
Total Offering Amounts:						$ 6,342,061.08		$ 875.84
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 875.84
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also relates to such indeterminate number of additional shares of Common Stock as may be issuable under the Hanover Bancorp, Inc. 2026 Equity Incentive Plan (the "Plan") to prevent dilution in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing. (2) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $23.425 per share represents the average of the high and low sales prices of the registrant's common stock as reported on the Nasdaq Capital Market on June 25, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources